Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-225614, 333-206110, 333-195527, 333-167762, 333-157141, and 333-143002) on Form S-3 and Registration Statements (No. 333-260537, 333-211736, 333-134955, and 333-105159) on Form S-8 of Shore Bancshares, Inc. of our report dated March 31, 2022, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2021.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 31, 2022